Exhibit (h)(1)(iii)

Natixis Investment Managers

888 Boylston Street, Suite 800

Boston, MA 02199-8197

June 22, 2026

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

Re: Natixis ETF Trust (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established new series of shares to be known as Natixis Loomis Sayles Dynamic Core Plus ETF & Natixis Loomis Sayles Total Return Bond ETF (the “Portfolios”), which is expected to become effective on June 22, 2026.

In accordance with Section 12, the Additional Portfolios provision, of the Transfer Agency and Services Agreement dated as of October 14, 2016 by and among State Street Bank and Trust Company (“State Street”), Trust (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned hereby requests that State Street act as Transfer Agent for the new Portfolios under the terms of the Agreement. In connection with such request, the undersigned hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 3 of the Agreement. Schedule A to the Agreement is hereby amended in its entirety and replaced with a new Schedule A annexed hereto.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

NATIXIS ETF TRUST:

By:	/s/ Matthew J. Block
Name: Matthew J. Block
Title: Treasurer and Principal Financial and Accounting Officer

Information Classification: Limited Access

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jacqueline Carr
Name: Jacqueline Carr
Title: Managing Director

Effective Date: June 22, 2026

Information Classification: Limited Access

Schedule A

LIST OF PORTFOLIOS

Natixis ETF Trust

Natixis Gateway Quality Income ETF

Natixis Loomis Sayles Dynamic Core Plus ETF

Natixis Loomis Sayles Total Return Bond ETF

Natixis ETF Trust II

Natixis Vaughan Nelson Select ETF

Natixis Loomis Sayles Focused Growth ETF

Information Classification: Limited Access